UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 13, 2012

ASTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement

On January 13, 2012, the Company entered into an Asset Transfer Agreement with GlaxoSmithKline LLC, a Delaware limited liability company (“GSK”).  The Asset Transfer Agreement sets forth the terms pursuant to which the Company will transfer certain existing research work and assets generated under the CLIMB™ epigenetic collaboration to GSK, and also terminates the Amended and Restated Commercial Research and License Agreement dated November 9, 2009 (the “Original Agreement”) between GSK and the Company (then known as SuperGen, Inc.).  Details regarding the termination provisions are set forth in more detail in Item 1.02 below.

Under the Asset Transfer Agreement, the Company will transfer certain assets and grant licensing rights to GSK, and GSK will make one-time, non-refundable payments to the Company upon the achievement of the first transferred licensed compound to reach defined milestones as described in the Asset Transfer Agreement.  GSK will also pay the Company royalties upon certain sales from the transferred assets.

The Company is filing the Asset Transfer Agreement as Exhibit 99.1, which is being simultaneously submitted for Confidential Treatment Request to the Securities and Exchange Commission, and is incorporated herein by reference.

In connection with the Original Agreement, the Company and GSK entered into a Common Stock Purchase Agreement dated October 22, 2009 (“SPA”), whereby the Company issued and sold 990,099 shares of its common stock to GSK for an aggregate purchase price of $3 million (the “Shares”).  The Shares were subject to a lock-up providing that GSK could not effect any sale or transfer of the Shares, or any beneficial interest therein until October 22, 2010, after which 25% of the Shares would be released and the remaining 75% of the Shares would be released in four equal installments at the end of each three month period following October 22, 2010.  In connection with the Asset Transfer Agreement, the Company and GSK entered into a letter agreement on January 13, 2012 amending the SPA so that the lock-up terms would be replaced in their entirety to provide that GSK may not effect any sale or transfer of the Shares or any beneficial interest therein until January 13, 2013.

The Company is filing the letter agreement to the SPA as Exhibit 99.2, which is incorporated herein by reference.

On January 16, 2012, the Company issued a press release announcing the Asset Transfer Agreement, a copy of which is filed as Exhibit 99.3 to this report and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement

As described in 1.01 above, the Asset Transfer Agreement effectively terminates the Original Agreement, which GSK and the Company entered into on November 9, 2009.  The Original Agreement set forth the terms of a collaborative effort to discover and develop certain compounds and granted GSK an option, exercisable at GSK’s sole discretion, to obtain the exclusive right to further develop and commercialize such compounds for uses in the field of drug development and in the territory defined in the Original Agreement.  On July 20, 2011, the Company acquired Astex Therapeutics Limited (the “Acquisition”) and taking into consideration certain business decisions made by the Company following the Acquisition, it was determined that it would be in both the Company’s and GSK’s interests to terminate the Original Agreement and enter into the Asset Transfer Agreement to transfer the assets generated thereunder and to allow GSK to progress the development of compounds as defined in and on the terms set forth in the Asset Transfer Agreement.  The Company will continue to have the right to certain milestone and royalty payments under the Asset Transfer Agreement. The Company also agreed to a non-competition provision that limits the Company’s ability to develop the compounds covered by the Asset Transfer Agreement for a period of three years.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Asset Transfer Agreement between Astex Pharmaceuticals, Inc. and GlaxoSmithKline LLC dated January 13, 2012
99.2	Letter agreement to Common Stock Purchase Agreement between Astex Pharmaceuticals, Inc. and GlaxoSmithKline LLC dated January 13, 2012
99.3	Press Release issued by Astex Pharmaceuticals, Inc. on January 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEX PHARMACEUTICALS, INC.

	By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin
Chief Financial Officer

Date: January 20, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset Transfer Agreement between Astex Pharmaceuticals, Inc. and GlaxoSmithKline LLC dated January 13, 2012
99.2	Letter agreement to Common Stock Purchase Agreement between Astex Pharmaceuticals, Inc. and GlaxoSmithKline LLC dated January 13, 2012
99.3	Press Release issued by Astex Pharmaceuticals, Inc. on January 16, 2012